EXHIBIT 99.1

Strong Business Fundamentals and Growth Continue to Drive First Niagara in the Third Quarter of 2011

Third Quarter 2011 Highlights:

  Operating Non-GAAP EPS of $0.25, equal to the linked second quarter and a 9% increase over the third quarter of 2010
  Strong commercial loan growth continues at 14%, annualized, over normalized linked quarter
  Strong core deposit increase of 16%, annualized, over normalized linked quarter
  Superior credit quality continues to distinguish the bank in a weakened economy
  GAAP EPS of $0.19, includes branch closure and other nonrecurring charges of $16.7 million

BUFFALO, N.Y., Oct. 20, 2011 (GLOBE NEWSWIRE) -- First Niagara Financial Group, Inc. (Nasdaq:FNFG) continued to deliver solid results in the third quarter of 2011, driven by organic growth in both commercial loans and core deposits. Credit quality also remains very strong, further positioning the Company for consistent performance during a slow and extended economic recovery.

"Strong fundamentals drove positive results again this quarter, as we continue to take market share, grow our customer base and diversify revenue sources," said President & Chief Executive Officer John R. Koelmel. "It is clear that the economy in general and banking in particular will be challenged for an extended period of time. However, our talented team, expanded franchise, customer-focused business model and very solid balance sheet have us well positioned. While the challenges are clear, our performance in the third quarter demonstrates our continuing focus on strengthening our near-term position while driving long-term shareholder value."

First Niagara posted third quarter 2011 operating non-GAAP earnings of $73.6 million, or $0.25 per diluted share. Operating earnings were $71.2 million, or $0.25, in the second quarter of 2011. Total revenue of $304.1 million was comparable to the second quarter of 2011, normalized for the full effect of the NewAlliance acquisition completed on April 15, 2011. Solid operating earnings reflect the benefits of continuing growth in average commercial loans of $327 million as well as growth in core deposits of $573 million over normalized second quarter 2011 balances. However, the benefit of a growing customer base was negated by net interest margin compression resulting in flat total revenues over normalized second quarter 2011 levels.

Note: To facilitate comparisons to the linked quarter, relevant second quarter 2011 amounts were normalized to account for the acquisition of NewAlliance completed on April 15, 2011 as if it had been included for the entire second quarter and to reflect a one-time adjustment for FDIC deposit premium expense.

On a GAAP basis, third quarter 2011 net income was $57.0 million, or $0.19 per diluted share, compared to $13.6 million, or $0.05 per diluted share, in the second quarter of 2011 and $45.6 million or $0.22 per diluted share in the third quarter of 2010. GAAP net income and EPS during the third quarter reflect branch closure restructuring costs and to a lesser extent other merger integration expenses.

Operating Results (Non-GAAP)	Q3 2011	Q2 2011	Q3 2010
Net interest income	$ 235.4	$ 230.4	$ 161.3
Provision for credit losses	14.5	17.3	11.0
Noninterest income	68.7	60.9	49.5
Noninterest expense	178.5	166.7	130.7
Net operating income before non-operating items	73.6	$ 71.2	46.9
Weighted average diluted shares outstanding	292.5	282.4	206.1
Operating earnings per diluted share	$ 0.25	$ 0.25	$ 0.23
Reported Results (GAAP)
Net income before non-operating items	$ 73.6	$ 71.2	$ 46.9
Non-operating items(a)	16.7	57.7	1.3
Net income	$ 57.0	$ 13.6	$ 45.6
Weighted average diluted shares outstanding	292.5	282.4	206.1
Earnings per diluted share	$ 0.19	$ 0.05	$ 0.22
All amounts in millions except earnings per diluted share. The Non-GAAP/Operating Results table above summarizes the company's operating results excluding certain non-operating items.
(a) Amounts are shown net of tax and represent non-recurring expenses related to acquisition, integration and restructuring.

"In these challenging times we are all-the-more focused on running our business," Chief Financial Officer Gregory W. Norwood said. "Accordingly, we are serving our customers just like we did throughout the 2008 disruption. We also continue to invest in the business, albeit at a more measured pace, as evidenced by expenses that are essentially flat compared to a normalized second quarter of 2011. Until there is more sustainable economic recovery, it will be all-the-more important to balance the impact of the current environment with our continuing investment in our longer-term organic growth strategy.  Further, while the negative impact on industry margins from the unprecedented Federal Reserve actions is significant, we have and will actively manage both loan and deposit pricing through this historically low interest rate environment."

Strong Loan Growth Continues

Total loans and leases averaged $16.2 billion in the third quarter of 2011, increasing by $311 million, or an annualized 8%, over normalized linked quarter balances. First Niagara increased lending across all of its geographic regions and in key portfolios including commercial and home equity loans. Third quarter originations increased to $2.5 billion, a 10% annualized increase, compared to the linked quarter.

Commercial loans averaged $9.6 billion in the third quarter of 2011, increasing by $327 million, or an annualized 14%, over normalized linked quarter balances. C&I loans averaged $3.4 billion in the third quarter of 2011, increasing by $233 million, or an annualized 29%, over normalized linked quarter balances. Even in a relatively low demand environment for credit, First Niagara continues to drive commercial loan growth by focusing on its customer-relationship value proposition.

Home equity and mortgage balances in the third quarter of 2011 reflect considerably higher customer refinance activity that began early in the quarter driven by the significant decline in interest rates. While such refinance activity reduced yields and interest income on that portfolio of loans, mortgage banking fee income increased during the quarter driven by greater origination volumes and higher gain on sale profit.  Average home equity loans in the third quarter were $2.2 billion, compared to $2.1 billion, normalized, in the second quarter of 2011. Average residential mortgage balances in the third quarter were $4.2 billion, compared to $4.3 billion, normalized, in the linked quarter.

Superior Credit Quality

Asset quality ratios continued to significantly outperform industry averages and remained consistent with the company's recent performance, reflecting its longstanding underwriting discipline and focus on historically stable and resilient geographic markets. Third quarter 2011 net charge-offs were $8.1 million, representing 0.20% of average loans annualized, or 0.36% excluding acquired loans. This compares to $7.5 million in the linked quarter, or 0.20% of average loans annualized, or 0.31% excluding acquired loans.

The third quarter 2011 provision for credit losses was $14.5 million. As in recent quarters, the provision exceeded net charge-offs as the Company increased its level of allowance consistent with the growth and changing mix of its loan portfolio  At September 30, 2011, the allowance for loan losses totaled $112.7 million, or 0.69% of total loans, or 1.20% excluding acquired loans. At June 30, 2011, the allowance equaled $107.0 million, and equaled 0.66% of total loans and 1.21% excluding acquired loans. In addition to the allowance, purchase accounting fair value credit marks recorded at the time of the acquisitions further insulate the balance sheet. As of September 30, 2011, about 43% of total loans represented credits that were marked to fair value at the time of their acquisition.

At September 30, 2011, nonperforming loans were $81.9 million, representing 0.50% of total loans, or 0.87% excluding acquired loans.  Nonperforming loans represented 0.51% of total loans at June 30, 2011, or 0.93% excluding acquired loans. Nonperforming assets were $91.3 million, representing 0.29% of total assets at September 30, 2011, a slight decrease from 0.31% of assets at the end of the prior quarter.

Strong Core Deposit Growth

Average core deposits of $14.7 billion for the third quarter of 2011, increased $573 million, or 16%, over normalized linked quarter. Average interest bearing and non-interest bearing deposits each grew by approximately $200 million on a normalized linked quarter basis. Average core deposits as a percentage of total deposits increased 137 basis points to 77% in the third quarter, compared to second quarter normalized balances.

The most significant deposit growth in the third quarter was in money market savings accounts. As part of First Niagara's household acquisition strategy that the company began early in the second quarter, average money market savings grew approximately $555 million on a normalized linked quarter basis. Approximately two thirds of the $800 million in promotional deposits represented new customer accounts. Rates paid on these three-month promotions averaged 1.25 percent, which was a primary driver of the increase in deposit costs in the third quarter of 2011.

Also during the third quarter, First Niagara launched a line of new checking products supported by a comprehensive advertising and marketing program that is driving early results. The bank's new "YouFirst Checking" products include "Pinnacle Checking" and "PinnaclePlus Checking" accounts, which offer premium features in response to consumer demand, such as unlimited non-First Niagara transactions at all 425,000 U.S. ATMs with no fees. These more robust products supplement low-minimum-balance "Choice Checking" and free, no-minimum-balance "eChecking" accounts that continue to be attractive to a portion of First Niagara's customer base.

Net Interest Income Essentially Flat Despite Interest Rate Environment

Average earning assets grew 4.6% from normalized linked quarter. Net interest income, normalized, was down a modest 2.3% at $235.4 million. Net interest margin in the third quarter of 2011 was 3.48%, compared to 3.65% in the linked quarter. Normalizing second quarter 2011 for the full effect of the NewAlliance acquisition lowers net interest margin by two basis points. Given the historically low interest rate environment, margin pressure will continue for the foreseeable future.

The business drivers of the decline accounted for eight basis points and included the impact of higher mortgage asset premium amortization, cost of the money market deposit acquisition strategy and modest commercial loan yield compression. The remaining decline was attributable to normal third quarter "day count" impact and various other adjustments.

Higher Noninterest Income

Third quarter noninterest income of $68.7 million was up $6 million compared to normalized linked quarter, driven by growth in banking services, mortgage, as well as lending and leasing fees. Greater refinance and purchase volumes and higher margins drove the increase in mortgage banking fees.

Other income increased from normalized linked quarter driven by First Niagara's capital markets business, which was particularly successful in increasing derivative income in the third quarter through cross-selling to existing healthcare, municipal, leasing and other commercial customers. Capital markets' pipeline remains strong as customers look to lock in historically low interest rates.

Noninterest Expense Relatively Stable

Third quarter operating (non-GAAP) noninterest expense was $177 million, up $3.3 million or 1.9% compared to second quarter of 2011, normalized. This increase reflected continuing investments in marketing and advertising and technology and communications to support the company's expected larger asset base and expanding franchise. Technology expenses increased as the company expanded its data center capacity. The incremental technology cost will be further absorbed as the company continues to scale its business. These higher technology expenses were partially offset by a reduction in salaries and benefits of 4%, or $3.7 million, compared to the normalized linked quarter.

Reported (GAAP) noninterest expense for the current quarter totaled $203.9 million, reflecting $25.3 million in non-operating expenses, which are substantially related to previously announced restructuring and repositioning initiatives. The restructuring and repositioning charges stemmed from severance, occupancy, and professional services expenses related primarily to closure of fourteen branches in Eastern Pennsylvania during the quarter.

Capital

At September 30, 2011 the company's estimated consolidated Total Risk Based capital and Tier 1 Common Risk Based capital ratios were 12.54% and 11.27%, respectively. First Niagara remains well above current regulatory guidelines for well capitalized institutions.

About First Niagara

First Niagara, through its wholly owned subsidiary, First Niagara Bank, N.A., is a multi-state community-oriented bank that currently has approximately $31 billion in assets, $20 billion in deposits, 332 branches and 5,000 employees providing financial services to individuals, families and businesses across Upstate New York, Pennsylvania, Connecticut and Massachusetts. For more information, visit www.fnfg.com.

Investor Call

A conference call will be held at 11 a.m. Eastern Time on Thursday, October 20, 2011 to discuss the company's financial results and business strategy. Those wishing to participate in the call may dial toll-free 1-877-709-8150. A replay of the call will be available until November 3, 2011 by dialing 1-877-660-6853, Account # 240, Conference ID # 379653.

Non-GAAP Measures - This news release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP). The Company believes that non-GAAP financial measures provide a meaningful comparison of the underlying operational performance of the company, and facilitate investors' assessments of business and performance trends in comparison to others in the financial services industry. In addition, the company believes the exclusion of these non-operating items enables management to perform a more effective evaluation and comparison of the company's results and to assess performance in relation to the company's ongoing operations. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Where non-GAAP disclosures are used in this news release, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial member, can be found in this document.

Forward-Looking Statements - This press release contains forward-looking statements with respect to the financial condition and results of operations of First Niagara Financial Group, Inc. including, without limitations, statements relating to the earnings outlook of the company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) changes in the interest rate environment; (2) competitive pressure among financial services companies; (3) general economic conditions including an increase in non-performing loans that could result from an economic downturn; (4) changes in legislation or regulatory requirements; (5) difficulties in continuing to improve operating efficiencies; (6) difficulties in the integration of acquired businesses; and (7) increased risk associated with an increase in commercial real estate and business loans and non-performing loans.

First Niagara Financial Group, Inc.
Income Statement Highlights -- Reported Basis
(in thousands, except per share amounts)

	2011			2010		Nine months ended
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	September 30, 2011	September 30, 2010

Interest income:
Loans and leases	$ 192,772	$ 184,341	$ 132,117	$ 133,983	$ 131,862	$ 509,230	$ 362,006
Investment securities and other	94,375	93,029	76,767	71,337	68,774	264,171	178,262
Total interest income	287,147	277,370	208,884	205,320	200,636	773,401	540,268

Interest expense:
Deposits	24,771	21,324	15,621	16,825	19,244	61,716	54,325
Borrowings	26,947	25,609	20,395	20,947	20,113	72,951	55,737
Total interest expense	51,718	46,933	36,016	37,772	39,357	134,667	110,062
							--
Net interest income	235,429	230,437	172,868	167,548	161,279	638,734	430,206
Provision for credit losses	14,500	17,307	12,900	13,500	11,000	44,707	35,131
Net interest income after provision	220,929	213,130	159,968	154,048	150,279	594,027	395,075

Noninterest income:
Banking services	26,384	24,613	19,006	22,230	21,007	70,003	58,543
Insurance commissions	16,886	17,044	15,755	13,130	13,573	49,685	38,504
Wealth management services	7,933	7,883	6,734	4,940	5,939	22,550	14,898
Mortgage banking	5,254	3,386	1,263	6,052	3,320	9,903	6,178
Lending and leasing	3,582	2,811	3,763	3,850	3,045	10,156	7,599
Bank owned life insurance	2,742	3,055	2,030	1,994	2,067	7,827	5,267
Other income	5,874	2,103	3,523	1,916	554	11,500	1,514
Total noninterest income	68,655	60,895	52,074	54,112	49,505	181,624	132,503

Noninterest expense:
Salaries and benefits	89,131	90,192	73,776	65,698	68,603	253,099	180,921
Occupancy and equipment	20,434	18,952	16,197	16,053	15,582	55,583	38,911
Technology and communications	16,634	13,929	12,871	12,878	12,769	43,434	32,821
Marketing and advertising	7,554	3,880	2,692	3,383	5,782	14,126	15,005
Professional services	9,171	9,138	6,039	7,538	4,426	24,348	10,990
Amortization of intangibles	6,896	6,573	5,489	5,447	5,453	18,958	14,011
FDIC premiums	10,301	6,267	6,195	5,871	4,630	22,763	13,052
Merger and acquisition integration expenses	9,008	76,828	6,176	5,904	1,916	92,012	43,985
Restructuring charges	16,326	11,656	1,056	--	--	29,038	--
Other expense	18,416	17,726	14,659	16,562	13,448	50,801	34,298
Total noninterest expense	203,871	255,141	145,150	139,334	132,609	604,162	383,994

Income before income taxes	85,713	18,884	66,892	68,826	67,175	171,489	143,584
Income taxes	28,732	5,334	21,974	22,971	21,579	56,040	49,086
Net income	$ 56,981	$ 13,550	$ 44,918	$ 45,855	$ 45,596	$ 115,449	$ 94,498

Financial Ratios:
Earnings per basic share	$ 0.19	$ 0.05	$ 0.22	$ 0.22	$ 0.22	$ 0.44	$ 0.48
Earnings per diluted share	0.19	0.05	0.22	0.22	0.22	0.44	0.47
Weighted average shares outstanding - basic(1)	292,211	281,496	206,124	205,901	205,821	260,259	198,378
Weighted average shares outstanding - diluted(1)	292,503	282,420	206,644	206,229	206,058	260,689	198,686
Pre-tax, pre-provision income(2)	100,213	36,191	79,792	82,326	78,175	216,196	178,715
Pre-tax, pre-provision income per diluted share(2)	0.34	0.13	0.39	0.40	0.38	0.83	0.90
Pre-tax, pre-provision return on average assets(2)	1.28%	0.50%	1.53%	1.55%	1.52%	1.07%	1.32%
Net interest margin(3)	3.48%	3.65%	3.80%	3.65%	3.61%	3.63%	3.63%
Interest yield on average loans(3)	4.73%	4.93%	5.12%	5.24%	5.26%	4.91%	5.36%
Rate paid on interest-bearing liabilities(3)	0.87%	0.84%	0.90%	0.93%	1.00%	0.87%	1.08%
Efficiency ratio	67.04%	87.58%	64.53%	62.90%	62.91%	73.65%	68.24%
Noninterest income as a percentage of net revenue(4)	22.58%	20.90%	23.15%	24.40%	23.49%	22.14%	23.55%
Effective tax rate	33.5%	28.2%	32.8%	33.4%	32.1%	32.7%	34.2%
Return on average assets	0.73%	0.19%	0.86%	0.87%	0.88%	0.57%	0.70%
Return on average common equity	5.61%	1.42%	6.56%	6.46%	6.44%	4.34%	4.79%
Return on average tangible common equity(2)	10.28%	2.59%	10.94%	10.64%	10.59%	7.76%	7.95%

(1) Share count excludes unallocated ESOP shares and unvested restricted stock shares.
(2) The tables in this earnings release present computation of earnings and certain other ratios using non-GAAP financial measures, which we believe provide investors with information that is useful in understanding our financial performance and position. See Appendix A for further detail.
(3) Yields and rates calculated on a tax equivalent basis.
(4) Net revenue is comprised of net interest income and noninterest income.

First Niagara Financial Group, Inc.
Period End Balance Sheet
(in thousands)

	2011			2010
	September 30,	June 30,	March 31,	December 31,	September 30,

Cash and cash equivalents	$ 332,437	$ 318,820	$ 220,997	$ 213,820	$ 315,608
Investment securities:
Available for sale	8,349,237	8,219,695	5,424,731	7,289,455	7,341,505
Held to maturity	2,830,744	2,939,933	3,030,320	1,025,724	1,125,184
FHLB and FRB common stock	331,747	305,241	166,357	183,800	171,814
Loans held for sale	79,820	51,141	26,955	37,977	50,092
Loans and leases:
Commercial:
Real estate	6,148,988	6,130,301	4,541,739	4,370,857	4,281,222
Business	3,588,733	3,335,330	2,697,274	2,623,079	2,275,563
Total commercial loans	9,737,721	9,465,631	7,239,013	6,993,936	6,556,785
Residential real estate	4,171,374	4,270,811	1,701,544	1,692,198	1,757,457
Home equity	2,177,772	2,160,665	1,507,292	1,524,570	1,481,301
Other consumer	278,499	272,118	263,394	272,710	277,941
Total loans and leases	16,365,366	16,169,225	10,711,243	10,483,414	10,073,484
Allowance for loan losses	112,749	107,028	100,126	95,354	94,532
Loans and leases, net	16,252,617	16,062,197	10,611,117	10,388,060	9,978,952
Bank owned life insurance	416,449	378,241	232,748	230,718	228,723
Premises and equipment	303,634	292,778	227,136	217,555	209,508
Goodwill and other intangibles	1,812,628	1,829,712	1,108,811	1,114,144	1,099,446
Other assets	500,194	491,888	390,673	382,600	350,708
Total assets	$ 31,209,507	$ 30,889,646	$ 21,439,845	$ 21,083,853	$ 20,871,540

Deposits:
Savings accounts	$ 2,641,723	$ 2,767,951	$ 1,271,494	$ 1,235,004	$ 1,235,201
Interest-bearing checking	2,028,052	2,028,645	1,726,379	1,705,537	1,783,788
Money market deposits	7,507,189	6,878,214	5,177,242	4,919,014	4,941,989
Noninterest-bearing deposits	3,095,283	2,738,917	2,050,034	1,989,505	1,815,201
Certificates of deposit	4,351,930	4,486,768	3,230,674	3,299,784	3,619,004
Total deposits	19,624,177	18,900,495	13,455,823	13,148,844	13,395,183

Short-term borrowings	1,156,711	1,466,745	970,262	1,788,566	1,634,481
Long-term borrowings	5,928,632	6,134,181	3,933,791	3,104,908	2,708,639
Other liabilities	499,312	395,390	304,937	276,465	326,676
Total liabilities	27,208,832	26,896,811	18,664,813	18,318,783	18,064,979
Stockholders' equity	4,000,675	3,992,835	2,775,032	2,765,070	2,806,561
Total liabilities and stockholders' equity	$ 31,209,507	$ 30,889,646	$ 21,439,845	$ 21,083,853	$ 20,871,540

Selected balance sheet information:
Total interest-earning assets	$ 27,805,974	$ 27,560,036	$ 19,278,620	$ 18,922,199	$ 18,604,341
Total interest-bearing liabilities	23,614,238	23,762,504	16,309,842	16,052,813	15,923,102
Net interest-earning assets	$ 4,191,736	$ 3,797,532	$ 2,968,778	$ 2,869,386	$ 2,681,239

Tangible common equity(1)	$ 2,188,047	$ 2,163,123	$ 1,666,221	$ 1,650,926	$ 1,707,115
Unrealized gain (loss) on securities, net of tax	116,666	102,754	63,893	70,690	131,572
Total mortgage loans serviced for others	1,922,592	1,834,004	1,572,925	1,554,083	1,397,674

Total core deposits	$ 15,272,247	$ 14,413,727	$ 10,225,149	$ 9,849,060	$ 9,776,179

Legacy loans(2)	$ 9,425,194	$ 8,859,695	$ 8,210,106	$ 7,833,695	$ 7,239,939
Acquired loans(3)	7,195,250	7,576,334	2,616,387	2,772,158	2,953,752
Credit related discount on acquired loans(4)	(255,078)	(266,804)	(115,250)	(122,439)	(120,207)
Total Loans	$ 16,365,366	$ 16,169,225	$ 10,711,243	$ 10,483,414	$ 10,073,484

(1) The tables in this earnings release present computation of earnings and certain other ratios using non-GAAP financial measures, which we believe provide investors with information that is useful in understanding our financial performance and position. See Appendix A for further detail.
(2) Legacy loans represent total loans excluding loans acquired after January 1, 2009.
(3) Represents the carrying value of acquired loans plus the principal not expected to be collected.
(4) Represent principal on acquired loans not expected to be collected.

First Niagara Financial Group, Inc.
Average Balance Sheet and Related Tax Equivalent Yields & Rates
(in millions)
	For the three months ended									Nine months ended
	September 30, 2011			June 30, 2011			September 30, 2010			September 30, 2011			September 30, 2010
	Average Balances	Interest	Yields and Rates	Average Balances	Interest	Yields and Rates	Average Balances	Interest	Yields and Rates	Average Balances	Interest	Yields and Rates	Average Balances	Interest	Yields and Rates

Interest-earning assets:
Loans and leases(1)
Commercial:
Real estate	$ 6,143	$ 82	5.23%	$ 5,807	$ 79	5.42%	$ 4,246	$ 61	5.70%	$ 5,467	$ 223	5.39%	$ 3,846	$ 167	5.77%
Business	3,424	35	3.95	3,120	34	4.30	2,210	27	4.83	3,056	98	4.23	2,002	73	4.89
Total commercial loans	9,567	117	4.78	8,927	113	5.03	6,456	88	5.40	8,523	321	4.97	5,848	240	5.47
Residential real estate	4,227	47	4.49	3,849	44	4.56	1,853	23	5.04	3,269	113	4.60	1,800	69	5.14
Home equity	2,167	25	4.55	2,039	23	4.58	1,461	17	4.50	1,908	65	4.56	1,183	42	4.70
Other consumer	277	5	6.81	270	5	7.10	270	5	7.56	272	14	6.93	240	13	7.46
Total loans and leases	16,238	194	4.73	15,085	185	4.93	10,040	133	5.26	13,972	513	4.91	9,071	364	5.36
Mortgage-backed securities	9,346	79	3.41	9,041	81	3.58	7,120	62	3.49	8,522	229	3.58	6,038	159	3.51
Other investment securities	1,594	18	4.44	1,473	14	3.88	794	7	3.65	1,341	42	4.11	801	22	3.68
Total securities, at amortized cost	10,940	97	3.56	10,514	95	3.63	7,914	69	3.50	9,863	271	3.65	6,839	181	3.53
Money market and other investments	411	3	2.34	354	3	2.58	192	1	3.10	333	7	2.81	171	3	2.29
Total interest-earning assets	$ 27,589	$ 294	4.22%	25,953	$ 283	4.37%	18,146	$ 203	4.47%	$ 24,168	$ 791	4.37%	$ 16,081	$ 548	4.55%
Goodwill and other intangibles	1,828			1,739			1,101			1,562			1,049
Other noninterest-earning assets	1,566			1,405			1,212			1,373			1,009

Total assets	$ 30,983			$ 29,097			$ 20,459			$ 27,103			$ 18,139

Interest-bearing liabilities:
Deposits
Savings accounts	$ 2,699	$ 2	0.25%	$ 2,555	$ 2	0.29%	$ 1,261	$ --	0.12%	$ 2,174	$ 4	0.24%	$ 1,141	$ 1	0.15%
Interest-bearing checking	2,025	1	0.13	2,027	1	0.13	1,734	1	0.20	1,910	2	0.12	1,484	2	0.20
Money market deposits	7,148	11	0.65	6,407	9	0.58	4,881	7	0.59	6,197	27	0.58	4,437	22	0.65
Certificates of deposit	4,444	11	0.96	4,355	9	0.88	3,823	11	1.11	4,022	29	0.97	3,555	29	1.10
Total interest bearing deposits	16,316	25	0.60%	15,344	21	0.56%	11,699	19	0.65%	14,303	62	0.58%	10,617	54	0.68%
Borrowings
FHLB advances	3,322	13	1.49%	3,287	12	1.41%	1,604	8	1.92%	2,713	31	1.52%	1,109	20	2.42%
Repurchase agreements	3,603	8	0.86	3,272	8	0.93	1,840	5	1.20	3,315	23	0.91	1,571	16	1.34
Senior notes	297	5	6.90	297	5	6.89	297	5	6.83	297	15	6.95	267	16	7.90
Other borrowings	129	1	4.43	127	1	4.37	93	2	6.76	122	4	4.29	78	4	6.48
Total borrowings	7,351	27	1.45	6,983	26	1.47	3,834	20	2.07	6,447	73	1.51	3,025	56	2.45
Total interest-bearing liabilities	$ 23,667	$ 52	0.87%	22,327	$ 47	0.84%	15,533	$ 39	1.00%	20,750	$ 135	0.87%	13,642	$ 110	1.08%
Noninterest-bearing deposits	2,857			2,542			1,814			2,433			1,598
Other noninterest-bearing liabilities	431			389			303			367			261
Total liabilities	26,955			25,258			17,650			23,550			15,501
Stockholders' equity	4,028			3,839			2,809			3,553			2,638
Total liabilities and stockholders' equity	$ 30,983			$ 29,097			$ 20,459			$ 27,103			$ 18,139

Net interest income (FTE)		$ 242			$ 236			$ 164			$ 656			$ 438
Taxable Equivalent Adjustment		7			6			3			17			8

Total core deposits	$ 14,729	$ 14	0.38%	$ 13,531	$ 12	0.35%	$ 9,690	$ 8	0.35%	$ 12,714	$ 33	0.34%	$ 8,660	$ 25	0.39%
Total deposits	19,173	25	0.51%	17,886	21	0.48%	13,513	19	0.56%	16,736	62	0.49%	12,215	54	0.59%

Tax equivalent net interest rate spread			3.35%			3.53%			3.47%			3.50%			3.47%
Tax equivalent net interest rate margin			3.48%			3.65%			3.61%			3.63%			3.63%
(1) Includes nonaccrual loans.

First Niagara Financial Group, Inc.
Allowance for Loans and Lease Losses & Asset Quality
(in thousands)
	2011			2010		Nine months ended
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	September 30, 2011	September 30, 2010
Beginning balance	$ 107,028	$ 100,126	$ 95,354	$ 94,532	$ 90,409	$ 95,354	$ 88,303
Net loan (charge-offs) recoveries:
Commercial real estate	$ (5,580)	$ (2,787)	$ (2,006)	$ (4,765)	$ (3,078)	$ (10,373)	$ (16,202)
Commercial business	(2,123)	(3,439)	(4,391)	(6,082)	(3,187)	(9,953)	(10,980)
Residential real estate	171	(177)	(662)	(389)	(55)	(668)	(275)
Home equity	(223)	(829)	(781)	(809)	(196)	(1,833)	(716)
Other consumer	(370)	(305)	(288)	(634)	(361)	(963)	(729)
Total net loan charge-offs	$ (8,125)	$ (7,537)	$ (8,128)	$ (12,679)	$ (6,877)	$ (23,790)	$ (28,902)
Provision for loan losses	13,846	14,439	12,900	13,500	11,000	41,185	35,131
Ending balance	$ 112,749	$ 107,028	$ 100,126	$ 95,354	$ 94,532	$ 112,749	$ 94,532

Supplemental information

Allowance to loans	0.69%	0.66%	0.93%	0.91%	0.94%	0.69%	0.94%
Allowance to legacy loans(1)	1.20	1.21	1.22	1.22	1.31	1.20	1.31
Provision to average loans (annualized)	0.34%	0.38%	0.49%	0.53%	0.43%	0.39%	0.52%

Net charge-offs to average loans (annualized)
Commercial real estate	0.36%	0.19%	0.18%	0.44%	0.29%	0.25%	0.56%
Commercial business	0.25%	0.44%	0.67%	0.99%	0.58%	0.43%	0.73%
Total commercial loans	0.32%	0.28%	0.36%	0.64%	0.39%	0.32%	0.62%
Residential real estate	-0.02%	0.02%	0.15%	0.09%	0.01%	0.03%	0.02%
Home equity	0.04%	0.16%	0.21%	0.22%	0.05%	0.13%	0.08%
Other consumer	0.53%	0.45%	0.42%	0.94%	0.53%	0.47%	0.41%
Total consumer loans	0.03%	0.09%	0.20%	0.21%	0.07%	0.08%	0.07%
Total loans	0.20%	0.20%	0.31%	0.49%	0.27%	0.23%	0.42%

Net charge-offs of legacy loans to average legacy loans (annualized)(1)
Commercial real estate	0.61%	0.26%	0.24%	0.59%	0.39%	0.37%	0.70%
Commercial business	0.35%	0.55%	0.83%	1.32%	0.79%	0.56%	0.97%
Total commercial loans	0.50%	0.37%	0.46%	0.86%	0.53%	0.45%	0.79%
Residential real estate	-0.04%	0.04%	0.18%	0.10%	0.01%	0.05%	0.02%
Home equity	0.09%	0.33%	0.33%	0.36%	0.09%	0.25%	0.12%
Other consumer	1.04%	0.87%	0.77%	1.83%	1.03%	0.90%	0.71%
Total consumer loans	0.06%	0.19%	0.27%	0.29%	0.10%	0.17%	0.09%
Total loans	0.36%	0.31%	0.40%	0.67%	0.38%	0.36%	0.54%

Nonperforming loans:
Commercial real estate	$ 41,295	$ 42,881	$ 37,346	$ 44,065	$ 49,271	$ 41,295	$ 49,271
Commercial business	18,839	20,021	24,823	25,819	25,924	18,839	25,924
Residential real estate	15,555	14,484	13,433	14,461	13,156	15,555	13,156
Home equity	5,428	4,748	4,467	4,605	4,809	5,428	4,809
Other consumer	769	379	299	373	1,020	769	1,020
Total nonperforming loans	81,886	82,513	80,368	89,323	94,180	81,886	94,180
Real estate owned	9,392	12,315	6,955	8,647	8,619	9,392	8,619
Total nonperforming assets	$ 91,278	$ 94,828	$ 87,323	$ 97,970	$ 102,799	$ 91,278	$ 102,799

Accruing troubled debt restructurings (TDR)	$ 45,282	$ 18,794	$ 27,027	$ 21,607	$ 18,932	$ 45,282	$ 18,932
Acquired loans 90 days past due still accruing(2)	143,270	134,869	62,942	58,097	56,716	143,270	56,716
Total classified loans(3)	692,961	700,813	564,037	481,074	462,902	692,961	462,902
Total criticized loans(4)	1,268,879	1,253,937	972,148	942,941	859,219	1,268,879	859,219

Total nonperforming loans to loans	0.50%	0.51%	0.75%	0.85%	0.93%	0.50%	0.93%
Total nonperforming assets to loans and real estate owned	0.56%	0.58%	0.81%	0.93%	1.01%	0.56%	1.01%
Total nonperforming assets to assets	0.29%	0.31%	0.41%	0.46%	0.49%	0.29%	0.49%
Allowance to nonperforming loans	137.7%	129.7%	124.6%	106.8%	100.4%	137.7%	100.4%
Texas ratio(5)	10.19%	10.12%	8.51%	8.94%	8.85%	10.19%	8.85%
(1) Legacy loans represent total loans excluding loans acquired after January 1, 2009.
(2) All such loans represent acquired loans that were originally recorded at fair value upon acquisition. These loans are considered to be accruing as we primarily recognize interest income through the accretion of the difference between the carrying value of these loans and their expected cash flows.
(3) Includes consumer loans, which are considered classified when they are 90 days or more past due. Classified loans include substandard, doubtful, and loss, which are consistent with regulatory definitions, and as described in Item 1, "Business", under the heading "Classification of Assets" in our Annual Report on 10-K for the year ended December 31, 2010.
(4) Beginning in the third quarter of 2011, criticized loans includes consumer loans when they are 90 days or more past due. Prior to the third quarter of 2011, criticized loans includes consumer loans when they are 60 days or more past due. The impact of the change at September 30, 2011 was a reduction of criticized loans by $24 million. Criticized loans include special mention, substandard, doubtful, and loss.
(5) Represents ratio computed using non-GAAP financial measures, which we believe provide investors with information that is useful in understanding our financial performance and position. See Appendix A for further detail.

First Niagara Financial Group, Inc.
Key Statistics
(Share counts in thousands)

	2011			2010
	September 30,	June 30,	March 31,	December 31,	September 30,

First Niagara Financial Group, Inc
Tier 1 risk based capital	11.88%	12.04%	13.32%	13.54%	14.25%
Tier 1 common capital(1)	11.27%	11.36%	12.56%	12.76%	13.42%
Total risk based capital	12.54%	12.65%	14.13%	14.35%	15.09%
Leverage ratio	7.42%	7.81%	8.21%	8.14%	8.37%
Equity to assets	12.82%	12.93%	12.94%	13.11%	13.45%
Tangible common equity to tangible assets(1)	7.44%	7.44%	8.20%	8.27%	8.63%

First Niagara Bank, N.A.:
Tier 1 risk based capital	11.49%	11.62%	11.23%	11.06%	11.88%
Total risk based capital	12.15%	12.23%	12.04%	11.86%	12.72%
Leverage ratio	7.17%	7.51%	6.92%	6.64%	6.97%

Number of branches	332	346	257	257	255
Full time equivalent employees	4,712	4,751	3,825	3,791	3,725

Share information and per share metrics:
Common shares outstanding	294,898	295,245	209,432	209,112	209,059
Treasury shares	14,192	13,845	5,674	5,994	6,047
Book value per share(2)	$ 13.72	$ 13.68	$ 13.45	$ 13.42	$ 13.63
Tangible book value per share(1)(2)	7.50	7.41	8.08	8.01	8.29
Price/Book	66.69%	96.49%	100.97%	104.17%	85.47%
Price/Tangible book(1)	122.00%	178.14%	168.07%	174.53%	140.53%
Cash dividends	$ 0.16	$ 0.16	$ 0.16	$ 0.15	$ 0.14
Dividend payout ratio	84.21%	320.00%	72.73%	68.18%	63.64%
Dividend yield (annualized)	6.94%	4.86%	4.78%	4.26%	4.77%

(1) The tables in this earnings release present computation of earnings and certain other ratios using non-GAAP financial measures, which we believe provide investors with information that is useful in understanding our financial performance and position. See Appendix A for further detail.
(2) Share count excludes unallocated ESOP shares and unvested restricted stock shares.

First Niagara Financial Group, Inc.
Appendix A - Non-GAAP Reconciliation
(in thousands, except per share amounts)

	2011			2010		Nine months ended
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	September 30, 2011	September 30, 2010
Reconciliation of noninterest expense on operating basis to reported noninterest expense(1):
Total noninterest expense on operating basis (Non-GAAP)	$ 178,537	$ 166,657	$ 137,918	$ 133,430	$ 130,693	$ 483,112	$ 339,255
Salaries and benefits	--	--	--	--	--	--	754
Merger and acquisition integration expenses	9,008	76,828	6,176	5,904	1,916	92,012	43,985
Restructuring charges	16,326	11,656	1,056	--	--	29,038	--
Total reported noninterest expense (GAAP)	$ 203,871	$ 255,141	$ 145,150	$ 139,334	$ 132,609	$ 604,162	$ 383,994

Reconciliation of net operating income to net income(1):
Net operating income (Non-GAAP)	$ 73,645	$ 71,242	$ 49,774	$ 49,663	$ 46,897	$ 194,661	$ 124,454
Nonoperating expenses, net of tax:
Salaries and benefits	--	--	--	--	--	--	513
Merger and acquisition integration expenses	5,925	50,092	4,147	3,808	1,301	60,164	29,443
Restructuring charges	10,739	7,600	709	--	--	19,048	--
	16,664	57,692	4,856	3,808	1,301	79,212	29,956
Net income (GAAP)	$ 56,981	$ 13,550	$ 44,918	$ 45,855	$ 45,596	$ 115,449	$ 94,498

Computation of pre-tax,pre-provision income:
Net interest income	$ 235,429	$ 230,437	$ 172,868	$ 167,548	$ 161,279	$ 638,734	$ 430,206
Noninterest income	68,655	60,895	52,074	54,112	49,505	181,624	132,503
Noninterest expense	(203,871)	(255,141)	(145,150)	(139,334)	(132,609)	(604,162)	(383,994)
Pre-tax, pre-provision income (GAAP)	100,213	36,191	79,792	82,326	78,175	216,196	178,715
Add back: non-operating noninterest expenses (1)	25,334	88,484	7,232	5,904	1,916	121,050	44,739
Pre-tax, pre-provision income (Non-GAAP)	$ 125,547	$ 124,675	$ 87,024	$ 88,230	$ 80,091	$ 337,246	$ 223,454

Financial ratios computed on an operating basis(1):
Earnings per basic share	$ 0.25	$ 0.25	$ 0.24	$ 0.24	$ 0.23	$ 0.75	$ 0.63
Earnings per diluted share	$ 0.25	$ 0.25	$ 0.24	$ 0.24	$ 0.23	$ 0.75	$ 0.62
Weighted average shares outstanding - basic(2)	292,211	281,496	206,124	205,901	205,821	260,259	198,378
Weighted average shares outstanding - diluted(2)	292,503	282,420	206,644	206,229	206,058	260,689	198,686
Pre-tax, pre-provision income	125,547	124,675	87,024	88,230	80,091	337,246	223,454
Pre-tax, pre-provision income per diluted share	0.43	0.44	0.42	0.43	0.39	1.29	1.12
Pre-tax, pre-provision return on average assets	1.61%	1.72%	1.67%	1.67%	1.55%	1.66%	1.65%
Net interest margin(3)	3.48%	3.65%	3.80%	3.65%	3.61%	3.63%	3.63%
Interest yield on average loans(3)	4.73%	4.93%	5.12%	5.24%	5.26%	4.91%	5.36%
Rate paid on interest-bearing liabilities(3)	0.87%	0.84%	0.90%	0.93%	1.00%	0.87%	1.08%
Efficiency ratio	58.71%	57.21%	61.30%	60.20%	62.00%	58.89%	60.29%
Effective tax rate	33.7%	33.6%	32.9%	33.5%	32.1%	33.5%	33.9%
Noninterest income as a percentage of net revenue(4)	22.58%	20.90%	23.15%	24.41%	23.49%	22.14%	23.55%
Return on average assets	0.94%	0.98%	0.96%	0.94%	0.91%	0.96%	0.92%
Return on average common equity	7.25%	7.44%	7.27%	6.99%	6.62%	7.33%	6.31%
Return on average tangible common equity	13.28%	13.61%	12.12%	11.52%	10.90%	13.08%	10.47%

Computation of Ending Tangible Assets:
Total assets	$ 31,209,507	$ 30,889,646	$ 21,439,845	$ 21,083,853	$ 20,871,540	$ 31,209,507	$ 20,871,540
Less: Goodwill and other intangibles	(1,812,628)	(1,829,712)	(1,108,811)	(1,114,144)	(1,099,446)	(1,812,628)	(1,099,446)
Tangible assets	$ 29,396,879	$ 29,059,934	$ 20,331,034	$ 19,969,709	$ 19,772,094	$ 29,396,879	$ 19,772,094

Computation of Ending Tangible Common Equity:
Stockholders' equity	$ 4,000,675	$ 3,992,835	$ 2,775,032	$ 2,765,070	$ 2,806,561	$ 4,000,675	$ 2,806,561
Less: Goodwill and other intangibles	(1,812,628)	(1,829,712)	(1,108,811)	(1,114,144)	(1,099,446)	(1,812,628)	(1,099,446)
Tangible common equity	$ 2,188,047	$ 2,163,123	$ 1,666,221	$ 1,650,926	$ 1,707,115	$ 2,188,047	$ 1,707,115

Computation of Average Tangible Common Equity:
Stockholders' equity	$ 4,027,572	$ 3,839,101	$ 2,777,266	$ 2,818,265	$ 2,808,497	$ 3,552,559	$ 2,637,923
Less: Goodwill and other intangibles	(1,827,820)	(1,738,948)	(1,112,329)	(1,107,958)	(1,101,044)	(1,562,320)	(1,048,910)
Tangible common equity	$ 2,199,752	$ 2,100,153	$ 1,664,937	$ 1,710,307	$ 1,707,453	$ 1,990,239	$ 1,589,013

Computation of Texas Ratio:
Nonperforming Assets	$ 91,278	$ 94,828	$ 87,323	$ 97,970	$ 102,799	$ 91,278	$ 102,799
Acquired loans 90 days past due still accruing(5)	143,270	134,869	62,942	58,097	56,716	143,270	56,716
Sum of nonperforming assets and acquired loans 90 days past due still accruing	$ 234,548	$ 229,697	$ 150,265	$ 156,067	$ 159,515	$ 234,548	$ 159,515

Tangible common equity	$ 2,188,047	$ 2,163,123	$ 1,666,221	$ 1,650,926	$ 1,707,115	$ 2,188,047	$ 1,707,115
Allowance for loan loss	112,749	107,028	100,126	95,354	94,532	112,749	94,532
Sum of tangible common equity and allowance for loan loss	$ 2,300,796	$ 2,270,151	$ 1,766,347	$ 1,746,280	$ 1,801,647	$ 2,300,796	$ 1,801,647

Sum of nonperforming assets and acquired loans 90 days past due still accruing/Sum of tangible common equity and allowance for loan loss	10.19%	10.12%	8.51%	8.94%	8.85%	10.19%	8.85%

Computation of Tier 1 Common Capital:
Tier 1 capital	$ 2,151,953	$ 2,118,085	$ 1,632,307	$ 1,601,892	$ 1,602,150	$ 2,151,953	$ 1,602,150
Less: Qualifying restricted core capital elements	(111,112)	(110,920)	(92,944)	(92,899)	(92,920)	(111,112)	(92,920)
Tier 1 common capital (Non-GAAP)	$ 2,040,841	$ 2,007,165	$ 1,539,363	$ 1,508,993	$ 1,509,230	$ 2,040,841	$ 1,509,230

(1) Noninterest expense on an operating basis and net operating income are non-GAAP measures that we believe provide meaningful comparisons of our underlying operational performance and facilitates investors' assessments of business and performance trends in comparison to others in the financial services industry. In addition, we believe exclusion of these nonoperating items enables management to perform a more effective evaluation and comparison of our results and to assess performance in relation to our ongoing operations.
(2) Share count excludes unallocated ESOP shares and unvested restricted stock shares.
(3) Yields and rates calculated on a tax equivalent basis.
(4) Net revenue is comprised of net interest income and noninterest income.
(5) All such loans represent acquired loans that were originally recorded at fair value upon acquisition. These loans are considered to be accruing as we primarily recognize interest income through the accretion of the difference between the carrying value of these loans and their expected cash flows.
First Niagara Financial Group, Inc.
Appendix B - Quarterly Income Statement normalized for NewAlliance acquisition
(in thousands)

	Third Quarter 2011			Second Quarter 2011
					Estimated New Alliance Impact
	Actual	FDIC Adjustment(1)	Adjusted (Non-GAAP)	Actual	Estimated results (2)	Purchase accounting accretion (amortization)(3)	Other (4)	Normalization adjustment(5)	FDIC Adjustment(1)	Normalized Results (Non-GAAP)

Total interest income	$ 287,147		$ 287,147	$ 277,370	$ 72,796	$ (7,153)	$ (1,502)	$ 12,659		$290,029

Total interest expense	51,718		51,718	46,933	21,563	(10,914)		2,102		49,035

Net interest income	235,429		235,429	230,437	51,233	3,761	(1,502)	10,557		240,994
Provision for credit losses	14,500		14,500	17,307	1,900			375		17,682
Net interest income after provision	220,929		220,929	213,130	49,333	3,761	(1,502)	10,182		223, 312

Total noninterest income	68,655		68,655	60,895	9,128	-	-	1,802		62,697
Total noninterest expense	178,537	(1,574)	176,963	166,657	35,955	1,417	(9,619)	5,477	1,574	173,708
			--
Income before income taxes	111,047	1,574	112,621	107,368	22,506	2,344	8,117	6,507	(1,574)	112,301
Income taxes	37,402	539	37,941	36,126	7,778	810	2,805	2,249	(539)	37,836
Net operating income (Non-GAAP)	$ 73,645	$ 1,035	$ 74,680	$ 71,242	$ 14,728	$ 1,534	$ 5,312	$ 4,258	$ (1,035)	$74,465
Total nonoperating expenses, net of tax	16,664			57,692
Net income (GAAP)	$ 56,981			$ 13,550

(1) One time adjustment of FDIC premium recognized in the third quarter related to the second quarter
(2) Estimated results based upon actual Q1 results prorated for number of days of FNFG ownership of NewAlliance in Q2.
(3) Actual purchase accounting accretion or amortization related to NewAlliance recognized in the second quarter.
(4) Other adjustments based upon cost of funding cash consideration and planned cost synergies at time of merger.
(5) Normalization adjustment assumes 15 days of additional ownership of NewAlliance calcuated as the Estimated NewAlliance Impact divided by the 76 days of ownership in the second quarter and multiplied by 15.

First Niagara Financial Group, Inc.
Appendix C - Quarterly Average Balance Sheet and Related Tax Equivalent Yields & Rates normalized for NewAlliance acquisition
(in millions)
	For the three months ended
	September 30, 2011			June 30, 2011
	Reported			Reported			Normalization Adjustment			Normalized (Non-GAAP)
	Average	Interest	Yields	Average	Interest	Yields	Average	Interest(2)	Yields	Average	Interest	Yields
	Balances		and Rates	Balances		and Rates	Balances (1)		and Rates	Balances		and Rates

Interest-earning assets:
Loans and leases(3)
Commercial:
Real estate	$ 6,143	$ 82	5.23%	$ 5,807	$ 79	5.42%	$ 242	$ 4	(0.01)%	$ 6,049	$ 83	5.41%
Business	3,424	35	3.95	3,120	34	4.30	71	1	0.05	3,191	35	4.35
Total commercial loans	9,567	117	4.78	8,927	113	5.03	313	5	0.01	9,240	118	5.04
Residential real estate	4,227	47	4.49	3,849	44	4.56	423	4	(0.03)	4,272	48	4.53
Home equity	2,167	25	4.55	2,039	23	4.58	104	2	0.01	2,143	25	4.59
Other consumer	277	5	6.81	270	5	7.10	2	--	0.01	272	5	7.11
Total loans and leases	16,238	194	4.73	15,085	185	4.93	842	11	(0.01)	15,927	196	4.92
Total securities, at amortized cost	10,940	97	3.56	10,514	95	3.63	455	3	(0.05)	10,969	98	3.57
Money market and other investments	411	3	2.34	354	3	2.58	21	(1)	(0.11)	375	2	2.47
Total interest-earning assets	$ 27,589	$ 294	4.22%	$ 25,953	$ 283	4.37%	$ 1,318	$ 13	(0.02)%	$ 27,271	$ 296	4.35%
Goodwill and other intangibles	1,828			1,739			117			1,856
Other noninterest-earning assets	1,566			1,405			50			1,455
				--
Total assets	$ 30,983			$ 29,097			$ 1,485			$ 30,582

Interest-bearing liabilities:
Deposits
Savings accounts	$ 2,699	$ 2	0.25%	$ 2,555	$ 2	0.29%	$ 254	$ 0	0.02%	$ 2,809	$ 2	0.31%
Interest-bearing checking	2,025	1	0.13	2,027	1	0.13	70	0	0.00	2,097	1	0.13
Money market deposits	7,148	11	0.65	6,407	9	0.58	186	1	0.01	6,593	10	0.59
Certificates of deposit	4,444	11	0.96	4,355	9	0.88	251	1	(0.03)	4,606	10	0.85
Total interest bearing deposits	16,316	25	0.60%	15,344	21	0.56%	761	2	(0.00)%	16,105	23	0.56%
Total borrowings	7,351	27	1.45	6,983	26	1.47	379	1	(0.02)	7,362	27	1.45
Total interest-bearing liabilities	$ 23,667	$ 52	0.87%	$ 22,327	$ 47	0.84%	1,140	3	(0.00)%	$ 23,467	$ 50	0.84%
Noninterest-bearing deposits	2,857			2,542			115			2,657
Other noninterest-bearing liabilities	431			389			10			399
Total liabilities	26,955			25,258			1,265			26,523
Stockholders' equity	4,028			3,839			220			4,059
Total liabilities and stockholders' equity	$ 30,983			$ 29,097			$ 1,485			$ 30,582
										--
Net interest income (FTE)		$ 242			$ 236						$ 247
Taxable Equivalent Adjustment		7			6						6

Total core deposits	$ 14,729	$ 14	0.38%	$ 13,531	$ 12	0.35%	$ 625	$ 1	0.01%	$ 14,156	$ 13	0.36%
Total deposits	19,173	25	0.51%	17,886	21	0.48%	876	2	0.02%	18,762	23	0.50%

Tax equivalent net interest rate spread			3.35%			3.53%			(0.02)%			3.51%
Tax equivalent net interest rate margin			3.48%			3.65%			(0.02)%			3.63%
(1) Normalization adjustment assumes 15 days of additional ownership of NewAlliance calculated based upon balances at acquisition.
(2) Normalization adjustment assumes 15 days of additional ownership of NewAlliance for interest income (expense) based upon Q2 Estimated NewAlliance Impact per Appendix B.
(3) Includes nonaccrual loans.

CONTACT: Investors:
         Ram Shankar
         Senior Vice President, Investor Relations
         (716) 270-8623
         ram.shankar@fnfg.com

         News Media:
         David Lanzillo
         Senior Vice President, Corporate Communications
         (716) 819-5780
         david.lanzillo@fnfg.com